MutualFirst Financial Inc. Announces Partial Redemption of SBLF Preferred Shares

MUNCIE, Ind., April 8, 2013 /PRNewswire/ -- MutualFirst Financial Inc., the holding company of MutualBank, announced today that the Company has redeemed 7,231 shares, or 25%, of the preferred stock that the Company issued to the Secretary of the Treasury ("Secretary") under the Small Business Lending Fund program ("SBLF"). The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends for a total of $7,238,030.14.

The redemption was approved by the Company's primary regulator and was funded with a dividend from MutualBank. After this partial redemption, the Company and MutualBank continued to have capital significantly in excess of minimum regulatory requirements and at levels necessary to be deemed well-capitalized under applicable regulatory standards.

"We were pleased to have been approved by Treasury to participate in the SBLF," stated David W. Heeter, President and Chief Executive Officer of the Company. Mr. Heeter added, "Our participation in the SBLF was advantageous to the Company, particularly as we emerged from the recession with improved earnings and asset quality in 2012. This redemption does not reflect any change in our commitment to small business lending in our market areas."

"This partial redemption of our SBLF preferred shares is an important part of the Company's long-term capital strategy and will reduce our annual SBLF dividends by $361,500 (based on the current 5% dividend rate), thereby increasing fully diluted EPS by $0.05 per share on an annual basis," stated Chris Cook, Senior Vice President and Chief Financial Officer.

Dividends on the remaining 21,692 shares of SBLF preferred stock are currently 5%. The dividend rate may increase to 7% in 2014. Mr. Heeter stated, "Our board of directors will review the Company's capital levels annually to consider when additional SBLF redemptions are warranted." All future SBLF redemptions are subject to the approval of the Company's primary regulator.

MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves and provides a full range of financial services including business banking, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and Chief Financial Officer of the Company - +1-765-747-2880; Chris Cook, Senior Vice President, Treasurer and Chief Financial Officer - +1-765-747-2945